Exhibit 10.10

The licensee(s) identified on the signature page of this agreement (“Licensee”, or “Client”) intends to contract with (please check one)

☐  Cambridge Innovation Center (legal entity: The Cambridge Incubator, Inc.) or

☐  Impact Hub Boston (legal entity: Hub For Change, LLC)

of Cambridge, Massachusetts (the “Company”). Licensee and the Company hereby agree to the following. Please note that “you” and “your” refer to the aforementioned Licensee, and “we” and “our” refer to the Company.

1. License: On behalf of the Licensors identified in Exhibit A, the Company hereby grants Licensee, and Licensee hereby accepts from the Company, the license and privilege to operate an office and use the facilities at either of the premises indicated in Exhibit A. The Company is the manager of these licensed facilities and is authorized to enter into license agreements with Clients through this Service Agreement. Licensee represents that it is not presently in default of a lease obligation to another lessor, nor would it be as a consequence of moving to the Company’s facility.

Either party may terminate this agreement for any reason or no reason with 30 days’ notice (the “Notice Period”). This license does not convey title to any land or buildings.

2. Space and Services: We will provide you with one or more workspaces, use of a variety of common facilities, and a range of related office services detailed in Schedule D. The pro-forma quote or first invoice attached to this agreement details the initial workspaces to be used by the Licensee, and the applicable space and service rates. It is your responsibility to ensure that you have obtained and reviewed an acceptable quote or invoice, prior to taking occupancy and you acknowledge the listed spaces and services have been requested and agreed-to.

With our consent, you may add additional workspaces and services under this agreement at any time.

        The Company’s facility is open to you 24x7, and you may conduct business at there at any time. The Company does not permit its facilities to be used, however, as a substitute for sleeping accommodations. Actively choosing to sleep at the Company’s facility for the night is not consistent with the function of our facility, and we are not equipped to support it. Use of the premises for large, private events is possible by prior arrangement.

The building provides HVAC services during normal business hours. For details see Exhibit A.

Licensee acknowledges that even in the best-managed office environments, systems, services, and security failures will occur. The Company will make its best efforts to provide quality services and otherwise maintain a quality environment, but you acknowledge that the Company is not responsible for financial or other losses as a consequence of the receipt of services from the Company, or lack or insufficiency thereof, regardless of the cause.

3. Moving Out: One of the benefits of our offering is to give clients the flexibility to be able to move elsewhere on short notice if their needs change. The Company requests that you provide as much informal notice as possible of any planned decrease in your use of our services. Giving us an idea of your future plans will not prejudice your access to current services, and may allow us to introduce you to alternative options.

Over and above any informal conversations you may have with us, you agree to provide the Company at least 30 days’ advance formal definitive Notice of termination of this agreement as well as of any material reduction or your use of space or services under this agreement. This means 30 days’ Notice is required if you plan to leave, but also if you plan to drop a part of your space at the Company’s facility. Please keep in mind that once you give us formal Notice, the Company will release that space for reservation by others following the date you told us you will no longer require it, and it may not be possible for you to later reverse your decision.

Sometimes Licensees need to vacate their space in less than 30 days from the time they provide us Notice. If this happens, you will still be responsible for full payment for your fees through the full Notice period, regardless of whether we reuse your space for others soon thereafter.

Any time the Company reasonably believes a Licensee has vacated, abandoned a particular space, has left it and does not plan to return to work there, and/or does not plan to continue to pay its fees to the Company, we may deem your space to be vacant, we may pack up and remove your stuff, and we may redeploy the space to others’ use. If you had not given formal Notice of termination, we will deem that your Notice of termination was given on the date that we make the above determination. We will do our best to inform the responsible parties at Licensee of this action.

4. Use of Office: The Licensee will use the office for general office purposes and for any other purposes set forth in Schedule A and for no other purpose without prior written permission from the Company. Licensee may not offer services that compete with those already offered by the Company. Licensee may install typical office equipment of the type and quantity typically in use in modern offices. Licensee shall not install other equipment without the written consent of the Company.

Most services provided by the Company are provided on an ‘unmetered’ basis. This ‘unmetered’ basis is premised on a good-faith understanding between the Company and the Licensee that this privilege will not be abused. Employing the Company’s services well beyond normal office use, defined as the norm amongst other Licensees, without prior discussion, after having received Notice that the Company is concerned about this level of use, and having been given a reasonable opportunity to cure it, may be considered a breach of this agreement. We find such over-use at the Company’s facility is

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rare. An example would be printing high volumes of material on the color printer. We would say this is a job for a printing company. Most special needs can be accommodated by prior arrangement.

The Company is particularly sensitive to conference room use in this regard. We define “normal use” as frequent short meetings throughout the day, long meetings occasionally, and multi-day long meetings very occasionally. All-day meetings should be no more frequent than once per quarter, on average. Please do not use the conference rooms for private phone calls during peak hours (9 am - 5 pm). More liberal usage during off-peak hours and weekends is fine. Some larger Licensee spaces have dedicated conference spaces, to which these guidelines do not apply. If you expect to need to go beyond these guidelines, please discuss with us before moving in.

5. Payment: All recurring fees payable under this Agreement shall be due and payable in advance in US Dollars commencing on the date of move-in for the balance of that month, and thereafter on the first day of each month of the term. Incidental charges payable under this agreement (e.g. international phone charges) are included in the next regular monthly rent invoice after they are determined, and shall be due and payable as part of that invoice. All charges appearing on the monthly invoice shall be considered final and agreed to if not questioned within 90 days of the invoice date. Licensee shall be obligated to pay the Company interest at the rate of ten percent (10%) per annum on all sums Licensee is obligated to pay under the terms of Schedule A from the date fifteen (15) days after said sums become due and remain unpaid until the date such sums are paid in full. In addition, Licensee shall pay reasonable attorney’s and/or arbitrator’s fees and other costs incurred by the Company in conjunction with collecting any late payment, all of which are to be paid by Licensee within five (5) days of receipt of the Company’s invoice therefore. Notwithstanding the foregoing, before assessing interest charges the first time in any six (6) month period, the Company shall provide the Licensee Notice of the delinquency, and shall waive such interest payment if the Licensee pays such delinquent amount within five (5) days thereafter.

The standard method of payment that the Company accepts is automatic bank debit (ACH). An automatic debit authorization form is attached hereto. For any Licensee for which automatic debit is impractical (e.g. you have no US bank account, corporate policy forbids this payment method). Licensee has the option of paying by check, but in conjunction with that agrees to increase its deposit on hand with the Company by one month beyond that required in Section 7 below. The Company acknowledges that Licensee may cancel this authorization at will, however such cancellation without payment in advance of the additional one month deposit will be deemed a 30-day written Notice of termination of this agreement.

6. Access to Licensee spaces: The Licensee acknowledges that the Company’s active management of the office space and the Company’s provision of a variety of office services including, where applicable, phones, internet connections, and so forth necessitates that the Company be able to access the Licensee’s offices in the same manner that Licensee’s own internal office managers and technology support staff would, without advance notice, in order to provide said services, view the condition of the office, make alterations and repairs and so forth. We will make reasonable efforts to ensure that such visits do not disrupt the Licensee’s operations.

7. Deposit: Upon execution of this Agreement, the Licensee shall pay a security deposit equal to one month’s fees for the performance by Licensee of all the provisions of this Agreement (the “Deposit”). In the event that the average level of Licensee’s usage of the Company’s services has increased or decreased materially, the dollar amount of the required Deposit will adjust from time to time to reflect the new approximate average level of usage (for example: if you double the amount of space you have, and therefore your fees double, the amount of your required deposit will double as well, to keep step with your fees).

The Company may apply your Deposit to any charges or other payments due from you or to any other amount the Company may be required to expend on your behalf. If the deposit that the Company has on hand from you falls below the required level for any reason, upon being given Notice of this situation, you shall reimburse the Company for any amount required such that the Deposit on hand will not be less than the full required amount under this agreement.

The required Deposit amount shall be increased by an additional one (1) month’s fees if you are late in payment on two (2) separate occasions, where Notice of your lateness is provided after the first occasion. If you are not in default or breach of this Agreement at the end of the term, the unapplied balance of the Deposit shall be returned to you without interest within 30 days’ after your departure.

8. Liability for Damages: Licensee acknowledges liability for any damage to equipment, furnishings, and any other property of “the Company, the Licensors, their Landlords, or their other Licensees caused by Licensee, its employees, guests, or affiliated parties, excluding damage due to normal wear and tear. Licensee agrees to pay the cost to repair or replace (at full replacement cost) the damaged property, at the discretion of the Company. Such charges shall be treated as incidental charges as specified in Paragraph 5.

9. Acceptable use rules and regulations: The Licensee acknowledges that no trade or occupation shall be conducted in the office or use made thereof which will be unlawful, improper or offensive, or contrary to any law or any municipal by-law or ordinance in force in the City of Cambridge. The Company explicitly prohibits the conduct of business directly related to pornography or gambling.

        Licensee agrees with the Company that Licensee shall not cause disturbances, create odors or situations any of which may be offensive to other Licensees or that would interfere with the normal operations of the Cambridge Innovation Center. Licensee also agrees with the Company that Licensee shall not use tobacco products, including electronic cigarettes or smoking devices, while in the Company’s buildings. While at the Company’s facility. Licensee agrees not to intentionally display or print pornography. Licensee agrees not to send unsolicited commercial email (spam) using the Company’s network, and to cooperate fully when requested by the Company to remove viruses, worms, Trojans, bots and other malware from its computer systems.

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To minimize interference with the common wireless data and voice network(s) the Company provides for the use of all clients. Licensee agrees that it will not set up an independent wireless network at the Company’s facility without prior consultation and approval from the Company’s technology staff.

Licensees are welcome to state that they are located at the Company’s facility and are a client of the Company. Licensees agree not to describe the Company as a business partner (or similar) without written permission.

It is understood and agreed that Licensee shall comply with any rules and regulations issued by the Company or the buildings’ Landlords from time to time from and after the date on which Licensee is made aware of such rules and regulations.

10. Addressing Conflict and Inappropriate Behavior:

Licensee understands that from time to time conflicts can occur between individuals in any shared environment such as the Company’s, and that employees and other invitees of licensees can be accused of inappropriate behavior in ways that require a response from the Company management in order for the Company to ensure a safe and supportive working environment for all. Such situations may or may not be contrary to law. and they may or may not be readily provable. If such an situation occurs. Licensee agrees that the Company may use its best judgment with regard to how to resolve or eliminate the issue, with the goal of rapidly and cost-effectively ensuring an outcome that is acceptable to the Company and the community at large. Depending on the nature and severity of the allegation the Company receives, the information the Company has, the extent of readily available proof of such information or allegations, and how likely the Company believes the situation is to reoccur, the Company may elect to privately and confidentially seek to resolve the issue directly with the employee or invitee (without notifying Licensee’s management or may elect to directly involve Licensee’s management in the event that Licensee’s management is not notified, the intent is generally to protect the privacy of the accused individual where the Company believes the situation is sufficiently minor and this way can be resolved amicably and permanently. In many cases it is possible to achieve resolutions without requiring an investigation. Such resolutions can include the accused party simply acknowledging that they have “heard” the concern, and their agreeing to take care in the future that such concerns do not arise again. If circumstances make an extensive investigation unavoidable, or such is required by a court or law enforcement, Licensee will be responsible for the cost of investigation of matters relating to its employees or invitees’ alleged inappropriate behavior. If in the Company’s reasonable judgment the presence of an individual would represent an ongoing hindrance to the Company’s ability to ensure a safe and supportive environment, the Company will let the Licensee know that Licensee can no longer grant access to the Company premises for that individual. Licensee has a duty to the Company and the community at large to take care in the selection of its employees and choice of its invitees, and Licensee acknowledges that It is responsible for their actions. Licensee agrees that the Company is not responsible for the economic consequences to Licensee or the accused individual as a result of actions taken in good faith to protect the community and that any related losses that the Company sustains are the Licensee’s responsibility under the indemnification section of this agreement (Section 13).

11. Insurance: With respect to the spaces it makes use of from time to time within the Licensors’ premises. Licensee agrees to maintain at its own cost during the term hereof insurance coverage for Comprehensive General Liability Insurance (CGL) in an amount not less than $1,000,000 for general property damage and personal injury (including, without limitation, bodily injury, sickness. disease, and death) and S2,000,000 in aggregate liability coverage, as well as a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring all of Licensee’s furniture, equipment, fixtures and property of every kind, nature and description which may be in or upon the building. All such CGL shall include the additional insured parties endorsed on the policy as shown in Exhibit A. Licensee shall provide the Company with all endorsements and an ACORD 25-S or ACORD-28 certificate, prior to the date Licensee takes possession of its assigned office. Such CGL certificates and/or endorsements must spell out the names of the additional insureds precisely as shown above. To the extent required by Massachusetts law, the Licensee also shall carry Worker’s Compensation Insurance. The insurance required under this Section must be placed with insurers authorized to Jo business in Massachusetts, with a rating of not less than “A-VIII” in the current Best’s Insurance Reports. All policies required under this Section shall be written as primary policies and not contributing to or in excess of any coverage the Company or the Licensors may otherwise maintain. All insurance herein required shall be deemed an obligation of Licensee, not a discharge or limitation of Licensee’s obligation to indemnify the Company or the Licensors, If the Company provides the name of a particular broker or insurer to the Licensee. Licensee agrees that Licensee is itself nevertheless the sole party responsible for ensuring that such coverage meets these requirements. For purposes of insurance, the insurer may wish to review Exhibit A for more building specific information.

12. Fire and Fire Insurance: The Licensee shall not permit any use of fire in its offices (candles, matches, etc.) for any reason. It will further not permit any use of the office which will make voidable any insurance on the property of which the office is a part or on the contents of said property or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association, or any similar body succeeding to its powers.

13. Indemnification and Liability: To the greatest extent permitted by law, except for harm caused by gross negligence or willful misconduct of the Company or the Licensors. Licensee hereby indemnifies and holds harmless the Company, the Licensors, and their respective officers, employees, agents.

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Landlords, other Licensees and property manager from any claims, liabilities, losses or damages incurred by Company or such persons and entities (including all costs and expenses of defense of any action or proceeding) arising out of, directly or indirectly, any claim against, incident to or any injury to or death of the Licensee, its employees, its assigns, its agents or invitees of any of them or any damage to or loss of property of such persons or entities. Licensee shall maintain adequate insurance for the foregoing and present evidence of same to the Company upon request.

If any court should find the Company or the Licensors liable for any loss or damage of any kind for any reason related to Licensee, employees, guests and affiliated parties. Licensee agrees that, to the greatest extent permitted by law, the limit of the Company’s and Licensors’ liability shall be the amount that Licensee has paid the Company under this agreement.

14. Waiver of Subrogation: Licensee hereby (i) waives on behalf of itself and its insurer(s) (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against Landlord. Sublandlord(s), the Company, the Licensors and their agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the premises of the buildings or any improvements thereto, or any personal property of such Licensee therein which is insured against under any insurance policy actually being maintained by such Licensee from time to time, even if not required, or which would be insured against under the terms of any insurance policy required to be carried or maintained by such Licensee, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of Landlord and/or the Related Parties; and (ii) agrees to cause appropriate clauses to be included in all of its insurance policies as necessary.

15. Insurance Requirements Waiver: Licensees of certain services from the Company have the choice to waive the insurance requirements detailed in Section 11. Eligible services are listed in Schedule C. To do this. Licensee must execute the Company’s Client Insurance Requirements Waiver Amendment, available upon request.

16. Maintenance: The Licensee agrees to maintain the office in good condition, damage by normal wear and tear, fire and other casualty only excepted, and acknowledges that the office is now in good order. The Licensee shall not permit the office to be overloaded, damaged, stripped or defaced.

17. Emergency Procedures: Licensee management should inform all their employees of the life safety policies and emergency procedures of the buildings and conduct periodic training regarding the same. Information pertaining to each building’s emergency procedures is available in Exhibit A. A representative of the buildings’ management is available to participate in Licensee safety and security awareness sessions. While the Company’s employees and employees of the Company’s other licensees may be available to offer assistance in the event of an emergency. Licensee’s management should be aware that these individuals are not trained safety professionals, and cannot be relied upon to provide error-free assistance.

18. Alterations-Additions: The Licensee shall not make any alterations or additions to the office without the prior written consent of the Company and shall never make structural alterations or additions. All allowed alterations shall be at Licensee’s expense and shall be in quality at least equal to the present construction. Licensee shall not permit any mechanics’ liens, or similar liens, to remain upon the leased office for labor and material furnished to Licensee or claimed to have been furnished to Licensee in connection with work of any character performed or claimed to have been performed at the direction of Licensee and shall cause any such lien to be released of record forthwith without cost to the Company or the Licensors. Any alterations or improvements made by the Licensee shall become the property of the Company and the Licensors upon termination of this Agreement.

19. Assignment and Rights and Notifications Concerning Invitees: The Licensee shall not assign this Agreement without the Company’s prior written consent. Notwithstanding such consent. Licensee shall remain liable to the Company and the Licensors for the payment of all charges and for the full performance of the covenants and conditions of this Agreement. Also notwithstanding such consent, to the extent that a court order, secured credit contract, sale, invitation by the Licensee for other parties to use the Company’s facilities as their offices with or without informing the Company, or other process, introduces new parties which become owners or responsible parties for Licensee and/or property stored at the Licensee’s premises. Licensee must bind such parties to this agreement, and notify the Company of the names and contract information for the same parties. These parties shall in any case be deemed to be signatories to this agreement by virtue of having taken an interest in property located in the Licensee’s premises or by virtue of having commenced to use the Company’s services in their own right.

        This Agreement entitles the Licensee to receive the services identified in Schedule D. The Licensee shall not cause or permit any other persons or entities present at the Licensors’ premises by the Licensee’s invitation or consent, whether affiliated with the Licensee or otherwise, to operate an office or conduct a separate business out of the Licensors’ premises unless the Invitees have entered into an agreement with the Company to do so. The Company shall have sole discretion as to whether others should be added as additional parties to this Agreement. In the event the Licensee allows any Invitee to operate an office or conduct a business out of the Licensors’ premises without the Company’s permission or modification of this Agreement, the Licensee hereby agrees on behalf of itself and its insurers that it will defend and indemnify the Company and the Licensors with respect to the Invitee to the same extent required under this Agreement with respect to the Licensee. To avoid any potential confusion concerning whether certain entities are Invitees, the Licensee shall provide the Company with documentation concerning any of its corporate name changes or DBA filings within thirty (30) days of filing. If

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Licensee wishes to do business at the Company’s facility under a name other than its legal name, (e.g. by accepting mail under that other name or by using that other name on the sign on its work area entry, etc.) Licensee agrees to register such name with the City of Cambridge as a DBA.

20. Subordination: This Agreement shall be subject and subordinate to any and all leases, mortgages deeds and other instruments in the nature of a lease, mortgage or deed, existing now or at any time hereafter, a copy of which shall be furnished to Licensee at Licensee’s request, a lien or liens on the property of which the office is a part and the Licensee shall, as requested by the Company, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Agreement to said lease, mortgage, deed or other such instruments in the nature of a lease, mortgage or deed. Termination of the Licensors’ lease or leases with the owner of the premises will terminate this Agreement and all of the Company’s and Licensors’ obligations to the Licensee.

If the Building in which your office is located or the premises therein leased to the Licensors (the “Lease”) are destroyed by fire or other cause such that the owner of the Building determines not to rebuild the same or exercises any right it may have to terminate the Lease, this Agreement shall expire at such time as the Licensors’ interest in the Building is terminated and Licensee thereupon shall surrender its office to the Company and shall pay all charges through the time of such termination. In the event that such owner shall decide to restore or rebuild the Building, and the Licensors’ interest in the Building under the Lease is not terminated, this Agreement shall remain in full force and effect; however, the charges payable hereunder shall be abated in proportion to the time in which Licensee has been deprived use of its office. In no event shall Company or the Licensors be liable to Licensee for any loss or damage occasioned by such fire or other cause.

If the whole or substantially the whole of the Building in which your office is located is condemned or taken in any manner for any public or quasi-public use or purpose, this Agreement shall cease and terminate as of the date of the taking of possession for such use or purpose. If less than the whole or substantially the whole of the Building shall be so condemned or taken, whether or not Licensee’s office is affected, then Company may, at its option, terminate this Agreement as of the date of the taking of possession of such use or purpose by notifying Licensee in writing of such termination. Upon any such taking or condemnation and this Agreement continuing in force, the fees payable by the Licensee hereunder shall be abated in proportion to the time in which Licensee has been deprived use of its office. Licensee shall have no claim arising from any such taking and, without limitation, no claim against any proceeds paid on account of such taking.

21. Termination: In addition to the termination provisions contained in Section 1, the Company may also terminate this Agreement, including but not limited to the Licensee’s access to the office, at any time after the following:

(a) Upon ten (10) calendar days’ following Notice of delinquency the Licensee shall fail to pay any charge or other sum due under this agreement; or

(b) The Licensee shall default in the observance or performance of any other of the Licensee’s covenants, agreements, or obligations hereunder and such default shall remain uncured after ten (10) calendar days’ Notice of the same; or

(c) The Licensee shall be declared bankrupt or insolvent according to law, or, if any assignment shall be made of Licensee’s property for the benefit of creditors, or

(d) Licensee makes a material mis-representation to the Company

22. Holdover: Should Licensee fail to remove its effects and vacate its premises following the termination of this agreement, the Licensee will be obligated to pay the Company 200% of its regular rates, pro-rated by days, until the later of the date Licensee vacates the premises.

23. Notice: Notice (“Notice”) shall be defined as any notice that is delivered in writing, either by hand, by e-mail, or by physical mail to one or more responsible parties at the Licensee, provided that there is a reasonable record kept thereof as relating to both the date of the communication and as to the content thereof. Such a reasonable record can include printed or electronic copies of said communications. Any Notice under this Service Agreement that is sent by mail shall be deemed received, if properly addressed, three (3) business days after any such Notice is deposited in the United States mail certified, postage-prepaid, return-receipt requested. If the Licensee’s address as set forth in Schedule A is given as blank or as being within the Licensors’ premises, then Notice shall be deemed received if delivered by hand to the Company’s mailbox within the premises. Any Notice under this Service Agreement that is sent by e-mail shall be deemed received, if delivered to the address set forth in Schedule A or another address reasonably believed by the Company as being that of a responsible party at the Licensee, three (3) business days after any such notice is sent, provided that no automatic response has been received from the recipient’s e-mail system indicating non-receipt of the email message or unavailability of the recipient. No oral communication shall be deemed a notice under this agreement.

24. Surrender: The Licensee shall, prior to the expiration or other termination of this Agreement, remove all of the Licensee’s goods and effects from the Company’s facility. Licensee shall deliver to the Company all keys and access cards thereto. Improvements and fixtures permanently affixed to the premises shall become property of the Company and may not be removed upon departure without express permission. In the event that any property remains in the office after termination for any reason, it shall be deemed that it was the Licensee’s intent that it becomes the property of the Company, to use, sell or dispose of as it sees fit.

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25. Non-solicitation of Employees of the Company: Licensee hereby acknowledges that employees of the Company have been carefully selected and/or received training from the Company and agrees not to employ or solicit for employment any employee of the Company for a period of 12 months following termination of this Agreement and further agrees that in any case if such employee is hired, Licensee shall pay the Company the sum equal to the employee’s annual salary previously paid to employee by the Company as liquidated damages.

26. Choice of Law: The parties agree that the interpretation, instruction and enforcement of this contract shall be governed by the laws of the Commonwealth of Massachusetts.

27. Disputes and Arbitration Agreement: The Company and Licensee mutually agree that any controversy or claim arising out of or relating to any aspect of the Licensee’s relationship with the Company, the Licensors, or their respective officers, employees, agents, Landlords, other Licensees or property manager, whether directly related to this agreement or not, and whether arising before or after the date of this agreement, which could have been brought in a court of law (“Covered Disputes”), shall be settled by arbitration administered by the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Covered Disputes include all claims, rights, demands, losses, and causes of action rising: in contract, whether express or implied; or in tort; or under any common law theories; or under any covenants of good faith and fair dealing; or under any Company policy; or under any federal, state, or municipal statute, executive order, regulation or ordinance. This arbitration agreement shall not prohibit actions solely seeking injunctive relief necessary to protect either party’s rights. With the exception of actions set forth above, arbitration shall be the exclusive means through which the Parties may seek relief in connection with any Covered Disputes. The Parties expressly waive their right to a trial by judge or by jury of any Covered Dispute, as well as their right to appeal the decision rendered by the arbitrator except on the grounds that the decision was procured by corruption, fraud or other undue influence or on the grounds specifically set forth in a statute applicable to vacating an arbitration award under this arbitration agreement. Licensee agrees that if Licensee wishes to assert a claim against the Company or the Licensors, the Licensee must present to the Company a written request for arbitration within 6 months of the date on which the Licensee knows or should have known of the Covered Dispute against the Company or the Licensors. Likewise, the Company must present a written request for arbitration to the Licensee against whom it wishes to assert a claim within the same time frame. Failure by either the Licensee or the Company to present such a request within this time shall constitute a waiver of the right to recover relief in any forum in connection with the Covered Dispute. Unless otherwise agreed to by Licensee and Company, the arbitration shall take place in AAA’s office closest to the Company’s headquarters. The Parties shall select a single arbitrator in accordance with applicable AAA real estate arbitration rules. The party bringing the dispute to arbitration shall cover all costs of the arbitration until such time as the arbiter may choose to allocate costs differently. The Parties are entitled to discovery sufficient to adequately arbitrate their Covered Disputes, including, but not limited to, access to essential documents and witnesses, as determined by the arbitrator. The arbitrator shall apply the law designated in this agreement. The arbitrator shall have the discretion to award monetary and other damages, or to award no damages, and to fashion any other relief that would otherwise be available in court. The arbitrator will issue a written arbitration decision that reveals the essential findings and conclusions on which the award is based. This arbitration provision shall survive the termination of this Agreement.

28. Nature of Agreements: The parties agree that any oral discussion regarding modifying this Agreement shall be deemed by both parties to be exploratory in nature, and shall be binding on the parties only when reduced to writing and acknowledged in writing by both parties as agreed. This shall be the case even if one or both parties begin to operate on the basis of an oral discussion as though such discussion represented a definitive agreement. “In writing” shall include agreements reached by email, wherein stored electronic copies of emails shall be considered adequate evidence of said agreement. Failure of either party to enforce any provision of this agreement shall not constitute a waiver of that term of the agreement, and such provision may be enforced later, at any time, without prejudice.

SIGNATURE BLOCK
Name of Licensee organization’s legal entity:
SUMMIT THERAPEUTICS INC

Licensee federal tax ID#: 36 - 4779048
(If left blank, agreement becomes a personal obligation of signer)

Signature:

Name of authorized signer: MELISSA STRANGE

Title: TREASURER

DATE:

The Company
(references either Cambridge Incubator, Inc or Hub For Change, LLC, as selected by Licensee on page l)

Signature:

Officer’s name:

Title:

DATE:

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Site Specifications

Licensors: The Cambridge Incubator, Inc. d/b/a Cambridge Innovation Center (tenant/licensor at One Broadway) and 101 Main CIC LLC (tenant/licensor at 101 Main)

Both Buildings

- Certificate of General Liability Insurance

For all Licensees, all such CGL shall include all of the following as additional insured parties endorsed on the policy:

•	The Cambridge Incubator, Inc. d/b/a Cambridge Innovation Center, and 101 Main CIC LCC,

AND

•	MIT One Broadway Fee Owner LLC (the building owner at One Broadway), MIT One Broadway LLC (the master leaseholder), and Colliers Meredith & Grew, Inc. (the building manager);

AND

•	RREEF America REIT II Corp. PPP, RREEF Management L.L.C. & RREEF America L.L.C. (the building owner at 101 Main), and CB Richard Ellis, Inc. & CB Richard Ellis-NE. Partners, LP (the building manager).

I Broadway, Cambridge MA 02142

- Building Details

The building provides HVAC services during normal business hours “and for the first half of Saturday. At other times the building can provide HVAC services by request at the building’s current per-hour rate ($65/hr as of January 2012). Please be aware that it can get very warm in the building on hot summer weekends if cooling is not requested.”

- Insurance

For purposes of insurance, the insurer may wish to have the following information:

•	The building was built in 1969

•	The structure is steel girder with concrete skin

•	3/4 of floors have had electrical, plumbing, ductwork redone since 2000

•	The roof was redone since 2000

•	New chillers and cooling towers since 2000

•	The building is equipped with fire suppression sprinklers and fire alarms.

•	Keep in mind that Licensee’s insurance needs to cover their activities anywhere in the facility (not just in their private work area).

- Emergency Procedures

A copy of the building’s emergency procedures is available at: http://www.cictr.com/emergency.pdf

101 Main, Cambridge MA 02142

- Building Details

The landlord will provide heating, ventilation, and air conditioning Monday through Friday from 8:00 a.m. until 6:00 p.m. and Saturday from 8:00 a.m. to 12:00 p.m. at no additional charge. After hours HVAC will be provided by the Landlord at a rate of $2.00 per heat pump per hour with a minimum charge of $30.00 per request.

- Insurance

For purposes of insurance, the insurer may wish to have the following information:

•	The building was built in 1983

•	The structural system is steel frame with brick facade

•	3/4 of floors have had electrical, plumbing, ductwork redone since 2005

•	The upper roof housing the cooling towers was replaced in 2009

•	Cooling tower was replaced in 1999

•	The building is equipped with fire suppression sprinklers and fire alarms.

- Emergency Procedures

A copy of the building’s emergency procedures is available at: http://www.riverfrontofficepark.com/main.cfm?sid=eprocedures

Cambridge Innovation Center Service Agreement - Version 6.o.6	Page 11 of 11

Licensee legal address (if blank, Company’s address is legal address):

City:                                                                                             State:                                   Zip:

Alternate address (if our facility’s address will be used as your legal address):	c/o SUMMIT CORPORATION PLC
85B PARK DRIVE,
MILTON PARK, ABINGDON,
OXFORDSHIRE, OX14 4RY, UK

Contact info for Licensee (name):	MELISSA STRANGE

Cell #: [**] Home #:

Work Email: melissa.strange@summitplc.com Alt. Email:

Business Description (please provide detail):

DRUG DEVELOPMENT & RESEARCH COMPANY.

‘VIRTUAL’ ORGANISATION WITH ALL STUDIES OUTSOURCED

How did you learn about us?	RECOMMENDED BY US CONSULTANT

Anticipated Move-in Date:	APRIL 2014

Initial deposit due upon execution of this Service Agreement:

Note: If paying by check, please remit with this Service Agreement, otherwise deposit will be debited from account information provided in Schedule B.

In order to obtain keys to the space, you must provide the Company with valid proof of insurance or waiver, and a list of all people associated with Licensee who will need their own keys to the space, including their full names, cell phone numbers, and email addresses (should a guest arrive for them and they are not at their desk, or should an emergency arise).

Person 1.

Person 2.

Person 3.

Please provide any additional person’s information to the Company.

Please keep in mind that any time Licensee requests that the Company provide access to the Company for any individual, Licensee becomes responsible for that individual’s actions and operations under this agreement, as though they were actions and operations of Licensee.

Note any additional terms here:

Please note that our monthly per-person service fee will increase on January 1, 2015, by $13.

Note: this fee increase does not apply to the following programs: Cambridge Coworking Center (C3), C4, FlexSpace, International FlexSpace or Impact Hub Boston

CIC & Impact Hub Boston Service Agreement - Version 6.o.8	Page 8 of 9	Please Initial Here:

Overview of Offerings

	Private Offices & Cubicles	The Commons	FlexSpace	International FlexSpace	C3	Impact Hub Boston	C4
24/7 Access	—	—			—	—	—
Mail Box	—	—	—	—	*	*	—
Phone Line	—	—	—	—			—
Fax Server Account	—	—	—	—			—
Guest Reception Services	—	—	—	—			—
Daytime Use of Phone Booths	—	—	—	—	—		—
Daytime Use of CIC Conference Rooms	—	—	—	—	—	—	—
Fully Furnished Workspace	—	—	—	—	—	—	—
Fixed Workspace in Shared Environment		—					—
Payment Required by Auto Debit					—	—	—
Proof of General Business Liability Insurance Required	—	—					—
Printing/Copying/Fax	—	—	—	—	—	—	—

*	Mailbox services are available for an additional $75/mo

CIC & Impact Hub Boston Service Agreement - Version 6.o.8	Page 10 of 12

Office Rental Space	The Company offering includes flexible, expandable office space configured for use by growing companies. We provide access control using electronic keys and recorded video. All normal office utilities and services, such as electricity, office-hours HVAC, trash pickup, etc. are included. Access is available on a 24 x 7 basis.

Office Furniture	Each individual is provided with a complete workstation, including a desk, adjustable office chair and locking file storage space. Additional furniture such as whiteboards or shelving available in most instances at no extra charge.

Phone Services	Each individual is given a high-end digital business telephone and a direct-dial dedicated phone number. Normal local and domestic long distance phone usage is included in the package on an unmetered basis (you will not be billed for your domestic phone calls). Our phone system provides computerized voicemail with local and remote access. International calls do carry a separate charge. They are billed at Verizon’s discounted “Talk to the World” rates. You are welcome to use free VOIP services such as Skype.

Internet	Each employee is provided with a high-speed Internet connection for office use. The Company holds its own ARIN-assigned IP address block and maintains two high-speed connections (redundant fiber Ethernet with separate paths and points of entry) to the Internet and provides BGP-based routing redundancy. Internet connections for non-office use (e.g. web servers) are available at a separate charge.

Copier, Printer & Fax	Service includes unmetered use of black and white and color printers, commercial-grade copiers and fax machines for typical office use. A private fax number, which routes faxes to an individual email address as pdf files, is provided for the dedicated use of your company. Additional numbers are available for a one-time setup charge of $75. Questions about printing multiple copies of brochures or extensive print jobs should be directed to a Company staff member as these types of jobs may be requested to be taken to offsite printing service providers.

Conference Rooms	Service includes unmetered use of well-appointed conference rooms with data projectors or projection screensas well as unmetered use of digital Polycom audio and video conferencing equipment. Conference rooms are booked via webpage. Questions regarding frequent all-day meetings or intensive use for training or other purposes can be directed to a Company staff member for details.

Kitchen Services	The Company has fully stocked kitchens, and food and drink are included in your service fee. The Company stocks yogurts, fruits, soft drinks, ice cream, and other snacks and cold beverages. The Company also stocks a full selection of gourmet coffees and a high-end by-the-cup coffee brewing system. Fair consumption is on the honor system.

Massage Therapy Services	The Company maintains a massage therapy room and has a relationship with independent professional massage therapists who come in on a regular basis. The Company provides use of the massage room without charge. All fees for massage go solely to the therapist, and are not billed through the Company. Use of this service is at client discretion, and the Company is not liable.

Wellness Programs	The Company has different wellness programs that change pending interest and season. Currently there is a Running Club that gathers each Tuesday at midday to do a loop along the Charles River, and a weekly onsite yoga class which does involve an additional fee paid directly to the teacher.

Shower Rooms	The Company has several shower rooms available to clients on a first come first served basis and are stocked with towels and toiletries.

Venture Cafe	The Venture Cafe is a community networking event held every Thursday at the Company from 3:00pm- 8:00pm. With its “pay it forward” Contributor Model, Venture Cafe is hosted at the Company to bring together members of the local entrepreneurial and innovation community. Clients of the Company receive direct access to this weekly event. Along with hosted beer and wine, weekly Venture Cafes often include guest speakers, workshops, et al. Please note, the Company hosts many events, including community gatherings organized by the Venture Cafe Foundation. It is a privilege and not a right to attend these gatherings, and Venture Cafe reserves both the right to refuse service and to determine, at its sole discretion, who to invite according to its mission and policies.

Artisan’s Asylum

Company clients have access to Artisan’s Asylum, a non-profit community craft studio located at 10 Tyler Street in Union Square in Somerville, MA. The facilities include capabilities for precision metal machining, electrical fabrication, welding, woodworking, sewing and fiber arts, robotics, bicycle building and repair, and screenprinting. All shared equipment requires either proof of proficiency or training by a certified Artisan’s Asylum shop tech. The costs for classes, workshops, and training are the responsibility of the client.

CIC & Impact Hub Boston Service Agreement - Version 6.o.8	Page 11 of 12

As you know, your Service Agreement (Section 11) requires that you carry commercial general liability insurance. There are circumstances in which, for one reason or another, these requirements have not been met, and yet a client continues to wish to use the Company’s services. As a convenience to our clients, we have created a client insurance waiver process to enable clients to use our facility and services during periods when the required insurance is not in place. To be clear, we strongly recommend and prefer that clients obtain the insurance rather than employ this waiver. So long as this waiver agreement is in force, clients are permitted to not meet the requirements in Section 11. Should this waiver agreement lapse for any reason, then the requirements of Section 11 shall once again be in force. In the below agreement, “I”, “me’’ and “my” refer to the entity which the undersigned represents.

WAIVER AGREEMENT

1. The Service Agreement I have entered into includes a concept of a “waiver of subrogation” (Service Agreement Section 14) and the concept of “indemnification and waiver of rights to recovery” (Service Agreement Section 13).

2. I understand that the “waiver of subrogation” means, in essence, that I bear the cost of my own losses, regardless of who caused those losses. This agreement benefits me by reducing the cost of the services I can buy, by eliminating the need for the Company to quantify and insure against all the possible losses that I might sustain.

3. I understand that when real estate agreements are structured this way, generally I am required to carry my own insurance. This is because without such insurance, there is no one else for me to turn to in the event of a loss. For example, if there was a catastrophic failure of the ventilation system at CIC, and the building suddenly became unusable, I might sustain losses because of the unexpected loss of my workplace. Regardless of who might be responsible for that failure. I would be responsible for covering my losses. And I understand this applies to all other situations of loss, such as via fire, theft, injury, and so forth.

4. Another important reason that it is advisable for me to carry insurance is that I have indemnified the Company (Service Agreement Section 13), its associated parties, and other Company clients against losses that they may incur due to my action or inaction. I understand that “indemnification” in this case means that, for instance, if I cause a fire at the Company’s facility, and others are hurt. I will make up for their losses. Generally, liability insurance would help me meet that obligation.

5. Given all this, I understand why this Service Agreement requires me to have insurance, and why it is very advisable that I have it.

6. The aforementioned notwithstanding, I have decided not to carry such insurance, and I accept the potential consequences.

7. I understand that the Company’s exposure to the risk that I will not be able cover my indemnification will rise as a result of my decision, because the Company will not be afforded the same protection it would have if I had insurance.

8. I agree that neither I nor my entity will assert that by offering me this waiver, the Company or any of its associated parties are providing me with any kind of substitute insurance.

9. I understand that this waiver in no way releases me from any obligation to indemnify all parties named in Exhibit A of this agreement, as well as other Landlord related parties and other CIC and Impact Hub Boston clients against losses caused by me.

10. I understand if my status as a Flex or C3 or Impact Hub Boston client changes, and I become a client of another type of office space at CIC, this waiver shall no longer be valid, and I will need to abide by the terms of CIC’s services agreement pertaining to insurance.

In witness thereof,

Name of Client legal entity:

Licensee federal tax ID#:	The Company
(If left blank, agreement becomes a personal obligation of signer)	(references either Cambridge Incubator, Inc or Hub For Change, LLC, as selected by Licensee on page 1)

Signature:	Signature:

Name of authorized signer:	Officer’s name:

Title:	Title:

DATE:	DATE: